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                                                              Filed pursuant to
                                                                 Rule 424(b)(3)
                                                                     333-178888
                METLIFE RETIREMENT ACCOUNT -- LIQUIDITY BENEFIT

                        SUPPLEMENT DATED APRIL 28, 2014

                    TO THE PROSPECTUS DATED APRIL 30, 2012

   This supplement updates information in, and should be read in conjunction with, the Prospectus dated April 30, 2012. It should be read in its entirety and kept together with your Prospectus for future reference. You can obtain a copy of the April 30, 2012 Prospectus by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut, 06002-2910.

   Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the applicable Prospectus.

1. The new address for MetLife Investors Distribution Company is 1095 Avenue of the Americas, New York, NY 10036.

2. THE INSURANCE COMPANY -- LIQUIDITY - RISK

   Delete the first paragraph and substitute the following as the first two paragraphs in this section:

   MetLife Insurance Company of Connecticut ("MetLife of Connecticut") is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States except New York, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers.

   In 2013, MetLife, Inc. announced its plans to merge MetLife of Connecticut, MetLife Investors Insurance Company ("MetLife Investors"), MetLife Investors USA Insurance Company ("MetLife Investors USA"), and Exeter Reassurance Company, Ltd. ("Exeter Reassurance"), to create one larger U.S.-based and U.S.-regulated life insurance company. MetLife Investors and MetLife Investors USA, like MetLife of Connecticut, are U.S. insurance companies that issue variable insurance products in addition to other products. Exeter Reassurance is a direct subsidiary of MetLife, Inc. that mainly reinsures guarantees associated with variable annuity products issued by U.S. insurance companies that are direct or indirect subsidiaries of MetLife, Inc. MetLife of Connecticut, which is expected to be renamed and domiciled in Delaware, will be the surviving entity. These mergers are expected to occur towards the end of 2014, subject to regulatory approvals.

       THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

 1300 HALL BOULEVARD
 BLOOMFIELD, CT 06002-2910